BMC

BMC Industries, Inc. One Meridian Crossings, Suite 850 Minneapolis, MN 55423 Web site www.bmcind.com

NEWS RELEASE

CONTACT:	BRAD CARLSON	(NYSE: BMM)
	(952) 851-6020	FOR IMMEDIATE RELEASE

VISION-EASE LENS ANNOUNCES LICENSE OF
ITS POLYCARBONATE POLARIZING LENS TECHNOLOGY

July 15, 2002 -- Minneapolis, Minnesota, USA -- BMC Industries, Inc. (NYSE: BMM) today announced that its Vision-Ease Lens, Inc. subsidiary ("Vision-Ease Lens") has reached agreement with Wintec International Japan, Inc. ("Wintec"), and Optical Ventures, Inc. ("OVI") to license Vision-Ease's proprietary technology for the manufacture of polycarbonate polarized lenses.

Polycarbonate polarized lenses are exceptionally light and impact resistant with the greatest comfort and safety for sports and other outdoors activities. These lenses have a patented design that enables the lenses to be made extra thin without fear of damaging the filter or compromising optical performance.

Under the terms of the agreement, Wintec and OVI are granted the non-exclusive rights to use the technology in the manufacture of non-prescription, polycarbonate polarized lenses in return for a royalty payment to Vision-Ease Lens.

Douglas C. Hepper, Chairman and Chief Executive Officer of BMC stated, "We are pleased to have partners such as Wintec and OVI join us in supplying the market with polycarbonate polarized lenses. Partners of this stature will allow Vision-Ease Lens to participate in new distribution channels and grow the usage of polarized polycarbonate lenses."

The Wintec and OVI license is the first granted by Vision-Ease Lens to its family of patents covering the manufacture of polycarbonate polarized lenses. Vision-Ease Lens will continue to vigorously pursue and protect all rights granted by those patents. Mr. Hepper added, "We will look to expand our partner and technology portfolio to capitalize on one of the fastest growing market segments."

Vision-Ease Lens has been producing and selling polarized lenses under the SunRx® brand name since the early 1990's. Polycarbonate polarized lenses eliminate 99 percent of horizontal glare and block 100 percent of the sun's ultraviolet (UV) rays.

Safe Harbor for Forward-Looking Statements

This news release contains various "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby. Statements made in this news release that are not statements of historical facts, including statements regarding future performance, are Forward-Looking Statements. Forward-Looking Statements may be identified by the use of words such as "anticipates", "estimates", "expects", "forecasts", "projects", "intends", "plans", "predicts", and similar expressions. Forward-Looking Statements are subject to a number of risks and uncertainties that could cause actual results or outcomes to differ materially from those projected, including, among others, the Optical Products group's ability to improve operating performance in film-based and other products; BMC's ability to manage working capital and align costs with market conditions; the Company's ability to obtain license terms within its expectations; slowdown in sales growth of high-end lens products; rising raw material costs; Optical Products' ability to complete the sale of assets from discontinued operations, including property in Azusa, California and Irwindale, California, as well as its ability to ramp up production at its Ramsey, Minnesota and Jakarta, Indonesia operations within profitable yields; competition with alternative technologies and products, including laser surgery for the correction of visual impairment; ability to source volume requirements of plastic lenses from third parties; ability to grow market share of polycarbonate products both domestically and abroad, including growth in European sales through the operation of processing laboratories; new product development, introduction and acceptance; the effect of regional or global economic slowdowns; the impact of domestic or global terrorism on consumer spending choices; adjustments to inventory valuations; liability and other claims asserted against BMC, its officers and directors; negative foreign currency fluctuations; and ability to recruit and retain key personnel. Certain of these and other risks and uncertainties are discussed in further detail in BMC's Annual Report and Form 10-K for the year ended December 31, 2001 and other documents filed and to be filed with the Securities and Exchange Commission.

BMC Industries, founded in 1907, is comprised of two business segments: Buckbee-Mears and Optical Products. The Buckbee-Mears group offers a range of services and manufacturing capabilities to meet the most demanding precision metal manufacturing needs. The group is a leading producer of a variety of precision photo-etched and electroformed components that require fine features and tight tolerances. The group is also the only North American manufacturer of aperture masks, a key component in color television picture tubes.

The Optical Products group, operating under the Vision-Ease trade name, is a leading designer, manufacturer and distributor of polycarbonate, glass and plastic eyewear lenses. Vision-Ease is a technology and market share leader in the polycarbonate lens segment of the market. Polycarbonate lenses are thinner and lighter than lenses made of other materials, while providing inherent ultraviolet (UV) filtering and impact resistant characteristics.

BMC Industries, Inc. is traded on the New York Stock Exchange under the ticker symbol "BMM." For more information about BMC Industries, Inc., visit the Company's Web site at www.bmcind.com.